Exhibit 10.33

DIGITAL REALTY

DEFERRED COMPENSATION PLAN

As Adopted

Effective October 22, 2013

DIGITAL REALTY

DEFERRED COMPENSATION PLAN

WHEREAS, Digital Realty Trust, Inc. (the “Company”) desires to establish an unfunded deferred compensation plan, effective as of October 22, 2013 (the “Effective Date”), which provides supplemental retirement income benefits for a select group of highly compensated management employees through deferrals of Salary, Bonuses and Commissions.

NOW, THEREFORE, the Company hereby adopts and establishes this Digital Realty Deferred Compensation Plan, the terms of which are hereinafter set forth.

ARTICLE I

TITLE AND DEFINITIONS

1.1	Title. The name of this plan is the “Digital Realty Trust Deferred Compensation Plan.”

1.2	Definitions. Whenever the following capitalized words are used in this Plan, they shall have the meanings specified below.

a)	“Account” shall have the meaning provided in Section 4.1 hereof.

b)	“Account Value” shall have the meaning provided in Section 4.3 hereof.

c)	“Beneficiary” means the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no Beneficiary designation in effect for a Participant, or if there is no surviving designated Beneficiary, then the benefits specified hereunder shall be distributed in accordance with the applicable laws of descent and distribution.

d)	“Board” means the Board of Directors of the Company.

e)	“Bonus” means any gross annual cash incentive bonus which is awarded by the Company, the Partnership or any Subsidiary to the Participant.

f)	“Change in Control” shall mean the occurrence of any of the following events:

(i)

A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Company, the Partnership, any of their respective Subsidiaries, an employee benefit plan maintained by the Company, the Partnership or any of their respective Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than thirty-five percent (35%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii)	Individuals who, as of the Effective Date, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 1.2(f)(i) hereof or Section 1.2(f)(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors as of the Effective Time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(A)	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such entity, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)	After which no person or group beneficially owns voting securities representing thirty-five percent (35%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1.2(f)(iii)(B) as beneficially owning thirty-five percent (35%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iv)	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, the transaction or event described in subsection (i), (ii), (iii) or (iv) shall only constitute a Change in Control if such transaction also constitutes a “change in control event” (within the meaning of Code Section 409A). The Committee shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

g)	“Claimant” shall have the meaning set forth in Section 7.6(a) hereof.

h)	“Code” means the Internal Revenue Code of 1986, as amended.

i)	“Committee” shall have the meaning set forth in Section 7.1 hereof.

j)	“Company” means Digital Realty Trust, Inc., a Maryland corporation, and its successors or assigns.

k)	“Commission” means any gross cash commission earned by the Participant that is payable by the Company, the Partnership or any Subsidiary.

l)	“Company Account Plan” means any “account balance” nonqualified deferred compensation plan (within the meaning of Section 409A) maintained by the Company or any entity constituting a single employer with the Company within the meaning of Code Section 414(b) or (c).

m)	“Compensation” shall include each of Salary, Commission and Bonus.

n)	“Disability” means a “disability” within the meaning of Section 409A.

o)	“Effective Date” means the date on which the Plan is adopted by the Board.

p)	“Election” means any Initial Deferral Election or any Subsequent Plan-Year Deferral Election.

q)	“Election Form” shall have the meaning provided in Section 3.1(d) below.

r)	“Eligible Service Provider” means each Employee who is (i) employed by the Company, the Partnership or any Subsidiary, and (ii) a member of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and any regulations promulgated thereunder.

s)	“Employee” means each employee (as defined in accordance with Section 3401(c) of the Code) of the Company, the Partnership or any Subsidiary who (i) is a Level 9 (or higher) employee and (ii) whose principal place of employment with the Company, the Partnership or such Subsidiary is in the United States.

t)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

u)	“In-Service Distribution” means a distribution or distributions of deferred Compensation, together with any gains or losses credited thereto, made or, in the case of installment distributions, beginning, in either case, pursuant to an Election to receive such distribution(s) on a specified date prior to the occurrence of the Participant’s Separation from Service, death or Disability.

v)	“Initial Deferral Election” means a Participant’s valid election, made on an Election Form, with respect to the deferral of Salary, Commission and/or Bonus, as applicable, under the Plan, in any case, submitted to the Committee (or its designee) during such Participant’s Initial Election Period.

w)

“Initial Election Period” means, for each Eligible Service Provider, (i) if the Employee is an Eligible Service Provider as of the Effective Date, the period prescribed by the Committee ending no later than December 31, 2013, or (ii) if the Employee is not an Eligible Service Provider as of the Effective Date, the period ending thirty (30) days after the date he or she becomes eligible to participate in any Company Account Plan. For purposes of this Plan, (A) if an Employee who is not an Eligible Service Provider on the Effective Date first becomes eligible to participate in any

Company Account Plan following the Effective Date, such Eligible Service Provider’s thirty (30)-day Initial Election Period shall commence on the first date of eligibility under such other plan, and (ii) if such Eligible Service Provider cannot or otherwise does not make an Initial Deferral Election under this Plan by filing a valid Election Form with the Committee prior to the expiration of such thirty (30)-day period, then such Eligible Service Provider shall only be permitted to make deferral elections under this Plan during Subsequent Election Periods. For the avoidance of doubt, Election Forms filed during an Initial Election Period with respect to any Compensation on or after the first day of the calendar year in which such Compensation is earned shall only apply to amounts earned after the date that such Election takes effect or such later date as may be prescribed in the applicable Election Form (except, to the extent permitted by Section 409A, with respect to Performance-Based Compensation in the event that the Committee determines to allow an Eligible Service Provider to make an election with respect to such Performance-Based Compensation under Treas. Reg. 1.409A-2(a)(8)).

x)	“Investment Alternative” means an investment alternative selected by the Committee pursuant to Section 3.3(d) hereof.

y)	“Participant” means any Eligible Service Provider who makes a valid Election in accordance with Section 3.1 hereof.

z)	“Partnership” means Digital Realty Trust, L.P.

aa)	“Payment Date” means the Company’s first regular payroll date to occur during the month of July.

bb)	“Performance-Based Compensation” shall mean “performance-based compensation” within the meaning of Section 409A.

cc)	“Plan” shall mean the Digital Realty Deferred Compensation Plan set forth herein, as may be amended from time to time.

dd)	“Plan Year” means the calendar year.

ee)	“Reallocation Form” means a form (which may be in paper or electronic format) prescribed by the Committee and made available to Participants that Participants may use to reallocate their Accounts amongst available Investment Alternatives and/or to specify the allocation of future deferrals amongst available Investment Alternatives.

ff)	“Salary” means an Employee Participant’s gross base salary paid by the Company, the Partnership or any Subsidiary.

gg)	“Section 409A” shall have the meaning provided in Section 8.2 below.

hh)	“Separation from Service” means a “separation from service” (within the meaning of Section 409A) from the Company and all persons who, together with the Company, constitute the “service recipient” within the meaning of Section 409A and Treas. Reg. 1.409A-1(h).

ii)	“Specified Employee” shall mean any Participant who is, or was at any time during the twelve (12)-month period ending on the Company’s “specified employee identification date,” a “specified employee” of the Company (each within the meaning of Section 409A).

jj)	“Specified Employee Payment Date” shall have the meaning provided in Section 6.2 below.

kk)	“Subaccount” shall mean any subaccount of an Account described in Section 4.1 below.

ll)	“Subsequent Election Period” means one or more periods after an Eligible Service Provider’s Initial Election Period during which such Eligible Service Provider may make a Subsequent Plan-Year Deferral Election, which period(s) shall be prescribed by the Committee and shall end no later than December 31st of the year preceding the year in which any Compensation subject to such election is earned, provided, that the Committee may, in its discretion, provide that such election period(s) with respect to any Compensation that constitutes Performance-Based Compensation shall end no later than the date that is at least six (6) months before the end of the applicable performance period in which such Compensation that constitutes Performance-Based Compensation subject to such election is earned (June 30th for any calendar-year performance period).

mm)	“Subsequent Plan-Year Deferral Election” means a Participant’s valid election, made on an Election Form, with respect to the deferral of Salary, Commission and/or Bonus, as applicable, under the Plan, in any case, submitted to the Committee (or its designee) during any Subsequent Election Period.

nn)	“Subsidiary” means a corporation, association or other business entity of which fifty percent (50%) or more of the total combined voting power of all classes of capital stock is owned, directly or indirectly, by the Company or the Partnership, including (i) any such Subsidiary owned by one or more Company or Partnership Subsidiaries or by the Company or the Partnership together with one or more Company or Partnership Subsidiaries, (ii) any partnership or limited liability company of which fifty percent (50%) or more of the capital and profits interests are owned, directly or indirectly, by the Company, the Partnership or by one or more Company or Partnership Subsidiaries or by the Company or the Partnership together with one or more Company or Partnership Subsidiaries, and (iii) any other entity not described in clauses (i) or (ii) above of which fifty percent (50%) or more of the ownership and the power, pursuant to a written contract or agreement, to direct the policies and management or the financial and the other affairs thereof, are owned or controlled by the Company, the Partnership, one or more other Company or Partnership Subsidiaries or the Company or the Partnership together with one or more Company or Partnership Subsidiaries.

oo)	“Trust” shall mean a “rabbi trust” satisfying the model trust conditions described in Treas. Rev. Proc. 92-64 and any subsequent Internal Revenue Service guidance affecting the validity of such ruling.

pp)	“Unforeseeable Emergency” shall mean an “unforeseeable emergency” within the meaning of Section 409A.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1

Eligibility. Employees shall be eligible to participate in the Plan as of the date on which any such individual qualifies as an Eligible Service Provider, subject to the terms and conditions of the Plan, including without limitation, restrictions as to the timing of Initial Deferral Elections. If a Participant receives a distribution of any portion of such Participant’s Account pursuant to Section 6.1(e) hereof, such Participant shall cease to be an Eligible Service Provider for purposes of making deferrals following such distribution unless and until re-designated by the Committee as an Eligible Service Provider.

2.2	Participation. An Eligible Service Provider shall become a Participant in the Plan by submitting a valid Election to the Committee (or its designee) in accordance with Section 3.1 hereof.

ARTICLE III

DEFERRAL ELECTIONS; INVESTMENT ELECTIONS

3.1	Elections to Defer Salary, Commission and/or Bonus.

a)	Initial Deferral Election. Each Eligible Service Provider shall be permitted to make an Initial Deferral Election during the Initial Election Period applicable to such Eligible Service Provider by submitting to the Committee (or its designee) an Election Form on or prior to the last day of such Eligible Service Provider’s Initial Election Period. If an Employee’s Initial Election Period expires prior to the time at which such Employee becomes an Eligible Service Provider under this Plan (whether due to prior eligibility under a Company Account Plan or otherwise), then such Employee shall not be permitted to defer any Compensation under this Plan until the first Subsequent Election Period occurring on or after the date on which such Employee becomes an Eligible Service Provider under this Plan (including any such Subsequent Election Period that coincides with the period which would have constituted such Eligible Service Provider’s Initial Deferral Period under this Plan, but for such individual’s prior eligibility under a Company Account Plan). If a Subsequent Plan-Year Deferral Election is not made with respect to any subsequent Plan Year under this Article III, an Eligible Service Provider’s Compensation with respect to such subsequent Plan Year will not be deferred under the Plan.

b)	Subsequent Plan-Year Deferral Elections. Each Eligible Service Provider shall be permitted to make a Subsequent Plan-Year Deferral Election in any Subsequent Election Period during which such individual remains an Eligible Service Provider by submitting to the Committee (or its designee) an Election Form on or prior to the last day of the applicable Subsequent Election Period. Elections contained in a Subsequent Plan-Year Deferral Election shall apply only to Compensation earned in the Plan Year following the year in which such Subsequent Plan-Year Deferral Elections are made (or, to the extent permitted by the Committee in its discretion, with respect to any Compensation that constitutes Performance-Based Compensation, during the Plan Year in which such Subsequent Plan-Year Deferral Elections are made, provided that such Elections are made more than six (6) months prior to the end of the applicable performance period) and shall, in no event, modify the terms or conditions of deferrals or the time or form of distributions subject to prior Elections that have previously become irrevocable. If an Eligible Service Provider’s Initial Election Period occurs, in part or in whole, during any period which would constitute a Subsequent Election Period for such Eligible Service Provider had it occurred after such Eligible Service Provider’s Initial Election Period, then such Eligible Service Provider shall, as determined in the sole discretion of the Committee, be permitted to make either (i) a single Election with respect to amounts covered by both the Initial and Subsequent Plan-Year Deferral Elections, or (ii) separate Initial and Subsequent Plan-Year Deferral Elections with respect to amounts deferrable and/or distributable under each such Election, in either case, by timely submitting the appropriate Election Form(s) to the Committee (or its designee).

c)

Re-Deferral Elections. Participants may re-defer amounts previously deferred under an Initial or Subsequent Plan-Year Deferral Election up to one time per Plan Year by completing and submitting to the Committee a new Election Form in accordance with any rules or policies issued by the Committee with regard to such re-deferrals, provided, however, that (i) such re-deferral elections may only be made prior to such time as a Participant ceases to be an Employee, (ii) any such re-deferral must be made at least one (1) year prior to the first date on which any amounts subject to the re-deferral Election would otherwise be paid, absent such re-deferral, (iii) such re-deferral election shall not take effect until at least twelve (12) months after the date on which the re-deferral election is made, (iv) the payment with respect to which such re-deferral election is made must be deferred for an additional period of not less than five (5) years from the date such payment would otherwise have been paid, and (v) any such re-deferral must be timely submitted to the Committee (or its designee) on a form (which may be in paper or electronic format) prescribed by the Committee.

d)	Election Forms. Participants shall effectuate Elections (and any re-deferral Elections) by completing and submitting to the Committee (or its designee) a deferral election form (which may be in paper or electronic format) prescribed by the Committee (such form, an “Election Form”) in which Participants specify, at a minimum:

(i)	subject to Section 3.1(f) hereof, the levels and types of Compensation to be deferred under the Election;

(ii)	the distribution event with respect to the Compensation deferred under the Election, which may include: (i) an In-Service Distribution, (ii) the Participant’s Separation from Service, (iii) the Participant’s death or Disability, and/or (iv) a Change in Control;

(iii)	to the extent that the Participant elects to receive an In-Service Distribution, subject to Article VI below, the specified year, if any, during which such In-Service Distribution shall be made (if a lump-sum) or begin (if installments);

(iv)	the form of payment applicable to distributions of the Participant’s Account or Subaccount, which may be either lump-sum or up to ten (10) installments; and

(v)	subject to Section 3.3 hereof, the allocation of deferred Compensation and/or earnings thereon amongst available Investment Alternatives in accordance with the terms of the Plan.

e)	Priority of Distributions. Of the distribution events specified by a Participant in an applicable Election Form, the first such distribution event to occur shall govern the distributions of the amounts subject to such Election and distributable on such distribution event. For the avoidance of doubt, if a Participant experiences a Separation from Service, dies, or experiences a Disability, or a Change in Control occurs, in any case, prior to the completion of any In-Service Distribution installment payments which have commenced prior to such Separation from Service, death, Disability or Change in Control, as applicable, amounts subject to such In-Service Distribution Election shall continue to be distributed in installments in accordance with Section 6.1(a) hereof.

f)

Deferral Amounts. The Plan shall only be effective with respect to, and Eligible Service Providers may only elect to defer, Compensation earned on or after January 1, 2014. Notwithstanding the foregoing, with respect to any Employee who is not an Eligible Service Provider as of the Effective Date and first becomes eligible to participate in any Company Account Plan following the Effective Date, such Eligible Service Provider may only elect to defer Compensation earned on or after the date on which such Initial Deferral Election takes effect or such later date as may be prescribed by the Company in the applicable Initial Deferral Election form. Participants may, but are not required to, defer any or all of (i) Salary, (ii) Bonuses and/or (iii) Commissions as prescribed in the applicable Election Form. For the avoidance of doubt,

Eligible Service Providers are not required to defer any Compensation under the Plan, and do so solely at their own election.

g)	Deferrals Irrevocable. Any Election to defer any Compensation that has not been revoked in a writing submitted to the Committee on or prior to the last day of the applicable Initial or Subsequent Election Period, as applicable, shall be irrevocable with respect to such Compensation. If an Eligible Service Provider fails to make a timely Election for any reason, then the Eligible Service Provider shall not be permitted to defer any Compensation under the Plan until the next Subsequent Election Period (unless a prior Election remains in effect with respect to such Participant’s Compensation, in which case such prior Election shall control).

h)	Deferral Effectiveness; Termination. Elections covering Compensation shall be effective with respect to amounts earned during the first pay period beginning after the end of the Initial or Subsequent Election Period in which such Elections are made or such later date as may be prescribed by the Committee or in the applicable Election Form (except, to the extent permitted by Section 409A, with respect to Performance-Based Compensation in the event that the Committee determines to allow an Eligible Service Provider to make an election with respect to such Performance-Based Compensation under Treas. Reg. 1.409A-2(a)(8)). Any Subsequent Plan-Year Deferral Election that is not revoked in a writing submitted to the Committee (or its designee) on or prior to the last day of the applicable Subsequent Election Period, shall be irrevocable with respect to amounts earned during the deferral period covered by such Subsequent Election Period.

3.3	Investment Elections.

a)	Initial Allocation. Each Participant shall designate in the first Election Form filed with the Committee (or its designee) by such Participant, the initial allocation of such Participant’s deferred Compensation and any earnings thereon amongst the Investment Alternatives available under the Plan, which allocation shall be designated in increments of whole integral percentage points. As determined by the Committee in its sole discretion, Participant allocation elections may either be individualized by Subaccount (if any) or may apply generally to all Subaccounts (if any) comprising a Participant’s Account. If a Participant fails to elect Investment Alternatives under this Section 3.3(a) with respect to some or all of such Participant’s Account balance or fails to elect a new Investment Alternative following the elimination of an Investment Alternative in which any portion of such Participant’s Account is notionally invested (as provided under Section 3.3(d) below), such Participant shall be deemed to have elected a notional investment in a money-market or similar account selected by the Committee with respect to such amounts.

b)	Subsequent Plan-Year Deferral Elections. Each Participant who makes a Subsequent Plan-Year Deferral Election (following any prior Election) may elect to allocate Compensation and any earnings thereon arising under such Subsequent Plan-Year Deferral Election in the same manner or differently from allocations designated in the preceding Election Form, as indicated by the Participant in the Election Form applicable to such Subsequent Plan-Year Deferral Election.

c)

Reallocation. Each Participant may reallocate such Participant’s Account balance (including any earnings thereon) in whole integral percentage points amongst the available Investment Alternatives, as often as daily, by submitting a form (which may be in paper or electronic format) prescribed by the Committee to the Committee (or its designee) indicating the extent to which such reallocation applies to (i) any existing Account balances, and (ii) any future Compensation deferrals and earnings thereon. Account reallocations made in accordance with this Section 3.3(c) shall take effect no later than the first business day following the business day on which a valid reallocation form is received by the Committee (or its designee), unless received by the Committee after 1:00 p.m. (PST), in which case such reallocations shall take effect no later than the second business day following the business day on which a valid reallocation form is received by the Committee (or its designee).

d)	Investment Alternatives. The Investment Alternatives amongst which Participants shall be eligible to allocate and reallocate their Account balances, future deferrals and earnings on any of the foregoing shall be selected by the Committee. The Committee may from time to time change the available Investment Alternatives, either by eliminating existing Investment Alternatives, adding new Investment Alternatives, or both, provided, however, that no such change of available Investment Alternatives shall be made with retroactive effect. The Committee shall communicate any such changes in available Investment Alternatives to Participants as soon as reasonably practicable once known to the Committee.

e)	Notional Investments. Allocation of Participants’ Accounts amongst the Investment Alternatives shall be for purposes of tracking notional gains and losses on such amounts and shall create no obligation on the part of the Company, any Trust (or trustee thereof) or any other party to make any actual investments in such Investment Alternatives, whether in accordance with Participant allocations or otherwise. The Company or the Trust (if any) may, however, in its sole discretion, invest as it deems appropriate in one or more of the Investment Alternatives.

ARTICLE IV

ACCOUNTS

4.1.	Accounts. The Committee shall establish and maintain (or cause to be established and maintained) a hypothetical bookkeeping account for each Participant for purposes of reflecting Compensation deferred by such Participant and any notional gains or losses thereon generated by the Investment Alternatives in which such bookkeeping account is notionally invested, as provided herein. The Committee may, in its sole discretion, create (or cause to be created) one or more Subaccounts under any Participant Account to reflect amounts which may be subject to different distribution schedules or otherwise as necessary or convenient to the administration of the Plan (such hypothetical accounts, together with any Subaccounts thereunder, the “Accounts”). Except as expressly provided in Section 6.3 hereof (with regard to the Trust), neither the Plan nor any of the Accounts established hereunder shall hold any actual investments, funds or assets or shall give any Participant or Beneficiary any right, interest or claim in any particular asset of the Company or any Trust, other than that of a general, unsecured creditor.

4.2	Crediting of Accounts. All Compensation properly deferred by Participants shall be credited to the Participants’ respective Accounts no later than the third business day following the date on which such deferred Compensation would otherwise have been paid to the deferring Participant.

4.3	Account Valuation; Statements. The Participants’ Accounts shall be valued periodically, but no less often than monthly, taking into account any increase or decrease in the value of the Investment Alternatives in which such Accounts are notionally invested (the “Account Value”). No less frequently than quarterly, statements of such Account valuations shall be made available to Participants either electronically or in a paper format under procedures established by the Committee (or its designee).

ARTICLE V

VESTING

5.1	Compensation; Earnings. Subject to Section 8.5 below, all Compensation deferred by Participants under this Plan and any notional gains thereon shall be fully vested at all times, except that all such amounts shall be subject to reduction resulting from notional losses generated by Investment Alternatives in which such amounts are notionally invested in accordance with Participant Elections.

ARTICLE VI

DISTRIBUTIONS

6.1.	Distribution of Benefits. Participants’ Accounts (or Subaccounts) shall be distributed to Participants in accordance with this Section 6.1 based on the distribution event(s) specified in the applicable Election Form. At the time a Participant elects to defer amounts hereunder, such Participant shall make an election with respect to the form of payment of such deferrals, in accordance with the requirements set forth below or as otherwise provided by the Committee, by filing an Election Form with the Committee. Lump-sum distributions shall be calculated based on the Account (or Subaccount) Value as of the most recent date, prior to the distribution, on which such Account (or Subaccount) Value was determined in accordance with Section 4.3 above. With respect to any designation of installment payment distributions, (i) payments shall begin on the initial applicable Payment Date or Change in Control date described in Sections 6.1(a) through (d) below and shall continue to be paid on each succeeding Payment Date until fully paid in accordance with such Election, and (ii) on each such distribution date, the Participant shall receive a portion of the Account (or Subaccount) Value allocable to such designation multiplied by a fraction, the numerator of which equals one and the denominator of which equals the number of installment payments remaining, including the payment subject to such calculation. Each such installment payment shall be calculated using the Account (or Subaccount) Value as of the most recent date, prior to such distribution, on which such Account (or Subaccount) Value was determined in accordance with Section 4.3 above. If no distribution election is made as to the form of payment or if the aggregate Account Value determined as set forth above as of the initial Payment Date or Change in Control date, as applicable, is less than $50,000, the distribution shall be in the form of a lump sum. This Section 6.1 shall be applied in a manner consistent with the provisions of Section 3.1(e) hereof.

a)	In-Service Distributions. With respect to Elections to receive an In-Service Distribution, a Participant may elect to receive his or her Account or Subaccount (determined on a Plan Year basis) in (i) two (2) to ten (10) annual installments as specified by the Committee in an Election Form, or (ii) a lump sum. Payment shall be made or commence, as applicable, on the Payment Date that occurs during the specified year of such In-Service Distribution.

b)	Separation from Service. With respect to Elections to commence distributions upon a Separation from Service, a Participant may elect to receive his or her Account or Subaccount (determined on a Plan Year basis) in (i) two (2) to ten (10) annual installments as specified by the Committee in an Election Form, or (ii) a lump sum. Subject to Section 6.2 below, payment shall be made or commence, as applicable, on the Payment Date that occurs in the calendar year immediately following the calendar year in which the Participant incurs a Separation from Service.

c)	Death; Disability. With respect to Elections to commence distributions upon a Participant’s death or Disability, a Participant may elect to have his or her Account or Subaccount (determined on a

Plan Year basis) paid to his or her Beneficiary in (i) two (2) to ten (10) annual installments as specified by the Committee in an Election Form, or (ii) a lump sum. Payment shall be made or commence, as applicable, on the Payment Date that occurs in the calendar year immediately following the calendar year in which the Participant’s death occurs or the Participant incurs a Disability, as applicable.

d)	Change in Control. With respect to Elections to commence distributions upon a Change in Control, a Participant may elect to receive his or her Account or Subaccount (determined on a Plan Year basis) in (i) two (2) to ten (10) annual installments as specified by the Committee in an Election Form, or (ii) a lump sum. Payment shall be made or commence, as applicable, upon, or as soon as practicable after, the consummation of a Change in Control, based on the Account Value most recently determined prior to such distribution in accordance with Section 4.3 above.

e)	Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency, the Committee may, in its sole discretion, permit an early distribution of that portion of such Participant’s Account reasonably necessary to satisfy the emergency need giving rise to the Unforeseeable Emergency, including any taxes or penalties reasonably anticipated to result from such distribution and taking into consideration any funds that may become available as a result of the termination of such Participant’s existing Election(s) in connection with such distribution, as described below. If the Participant’s Account is comprised of one or more Subaccounts, the Committee shall determine, in its sole discretion, from which Subaccount such funds shall be distributed. If a Participant takes a distribution pursuant to this Section 6.1(e), such Participant’s existing deferral Election shall immediately terminate with regard to Compensation not yet earned at the time of such distribution and the Participant shall only be eligible to make future Elections under the Plan as determined by the Committee, in its sole discretion and in accordance with Section 409A.

6.2	Specified Employees. Notwithstanding anything in this Plan or any Election Form to the contrary, with respect to any Participant who is a Specified Employee at the time of such Participant’s Separation from Service, as determined in the sole discretion of the Committee, the distribution of such Participant’s Account (and all Subaccounts) upon such Separation from Service shall, to the extent required so as not to result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, be delayed until the date which is six (6) months and one (1) day after the date on which such Separation from Service occurs (such delayed payment date, the “Specified Employee Payment Date”), provided, however, that to the extent that all or any portion of such Participant’s Account would have been distributed during the six (6)-month period following such Separation from Service, whether in a lump sum or installments, in either case, without regard to such Separation from Service, such amounts shall continue be distributed in accordance with such schedule without regard to this Section 6.2, and any remaining balance in such Participant’s Account shall be distributed on the Specified Employee Payment Date.

6.3	Trust. The Company may, in its sole discretion, establish a Trust for purposes of allocating funds to satisfy the obligations arising under this Plan. The rights of Participants and Beneficiaries (if any) with respect to any assets so held in Trust (if any) shall be governed by the terms and conditions of the document(s) creating such Trust.

ARTICLE VII

ADMINISTRATION

7.1	Administration. This Plan shall be administered by the Compensation Committee of the Board, which may, in its sole discretion, subject to the express provisions of this Plan, delegate its duties and responsibilities to a committee comprised of one or more members of the Board and/or one or more employees of the Company, who shall serve at the pleasure of the Compensation Committee of the Board to administer the Plan. Notwithstanding anything to the contrary in this Article VII, (i) the Committee may appoint a plan administrator and/or other similar agent without taking formal action pursuant to this Article VII, (ii) the Committee may delegate the administration of ministerial duties with respect to the Plan to one or more individuals or sub-committees without taking formal action pursuant to this Article VII, and (iii) if the Committee makes any such appointment or delegation, the plan administrator, other agent and or delegate may act within the scope of its delegated authority without Committee approval of any such act. Appointees, designees and delegates pursuant to the preceding sentence need not be employees of the Company or members of the Board. References to the Committee throughout this Plan shall be understood to refer to the appropriate administrative body as provided under this Section 7.1 (the “Committee”), and shall include any appointee, designee or delegate of the Committee, as appropriate.

7.2	Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant or an Eligible Service Provider. The chairman, chairwoman or any other member or members of the Committee designated by the chairman or chairwoman may execute any certificate or other written direction on behalf of the Committee.

7.3	Powers and Duties of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

a)	To designate Employees as Eligible Service Providers;

b)	To designate the commencement date of any Subsequent Election Periods;

c)	To select and modify Investment Alternatives in accordance with Section 3.3(d) hereof;

d)	To determine the Initial Deferral Period applicable to any Eligible Service Provider and to determine whether a leave of absence or other break in service or change in role constitutes a Separation from Service or otherwise affects eligibility under the Plan;

e)	To construe and interpret the terms and provisions of this Plan and to make all factual determinations relevant to the Plan;

f)	To compute the amount and kind of benefits payable to Participants and Beneficiaries;

g)	To maintain all records that may be necessary for the administration of the Plan;

h)	To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as required by law;

i)	To make and publish such rules, forms, policies and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

j)	To appoint a plan administrator, other agent and/or one or more sub-committees or individuals to assist with the administration of the Plan and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

k)	To direct and instruct the trustee of the Trust (if the Company establishes a Trust), to the extent the Company is authorized or required to do so under the Plan; and

l)	To take all actions set forth in this Plan document.

7.4	Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which construction and interpretation shall be final and binding on all parties, including but not limited to the Company and all Participants and Beneficiaries.

7.5	Compensation, Expenses and Indemnity.

a)	Compensation. The members of the Committee, including members of any subcommittee and other individuals providing services in connection with the administration of this Plan, shall serve without compensation for their services hereunder.

b)	Agents, Advisors and Expenses. The Committee is authorized, at the expense of the Company, to employ such legal, financial and tax counsel, as well as any other agents that it deems advisable, to assist in the performance of its duties hereunder. Expenses and fees incurred in connection with the administration of the Plan, including without limitation the foregoing, shall be paid by the Company.

c)	Indemnification. To the greatest extent permitted by applicable law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an Employee against any and all expenses, liabilities and claims, including without limitation any legal fees to defend against such liabilities and claims, in each case arising out of any such individual’s discharge in good faith of responsibilities under or incident to the Plan, but excluding any expenses and liabilities arising out of the willful misconduct of any such individual. This indemnity shall be additional to and not in limitation of any further indemnities that may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise.

7.6	Disputes.

a)	Claimants. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth such Claimant’s claim.

b)

Rendering and Notification of Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, at its sole discretion, extend the reply period for an additional ninety (90) days. If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of the Plan, any Election Form(s) or any other documentation on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under Section 7.6(c) hereof.

c)	Within sixty (60) days after the receipt by the Claimant of the written notification described in Section 7.6(b) hereof, the Claimant may make a request in writing for review of the determination of the Committee. Such request must be addressed to the Committee. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty (60) day-period, he or she shall be barred and estopped from challenging the Committee’s determination.

d)	Within sixty (60) days after the Committee’s receipt of a request for review, the Committee shall review the request, taking into consideration all materials presented by the Claimant. The Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60)-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditors. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Trust. Any and all of the Company’s assets and the Trust assets (if any) which are attributable to amounts paid into the Trust by the Company shall be, and remain, the general unpledged, unrestricted assets of the Company, which shall be subject to the claims of the Company’s general creditors. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that the Plan (and the Trust, if any) be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2	Section 409A. To the extent applicable, the Plan, all Election Forms and all other instruments evidencing amounts subject to the Plan shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan, any Election Form or any other instrument evidencing amounts subject to the Plan to the contrary, if the Committee determines that any amounts subject to the Plan may be or become subject to Section 409A, the Committee may adopt such amendments to the Plan, any Election Form(s) and any other instruments relating to the Plan, and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to (a) exempt such amounts from Section 409A, or (b) comply with the requirements of Section 409A, in any case, to preserve the intended tax treatment of the such amounts.

8.3	Restriction Against Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant or Beneficiary under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective, and no right or interest of any Participant or Beneficiary under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant or Beneficiary who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.4	Withholding. The Company, the Partnership, and their respective Subsidiaries shall have the authority and the right to deduct, withhold or require a Participant or Beneficiary to remit to the Company, the Partnership, or one of their respective Subsidiaries an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to amounts payable under this Plan. Without limiting the generality of the foregoing, (a) for each Plan Year in which a Participant makes a Deferral under Article III, the Company, the Partnership or such Subsidiary shall withhold from that portion of the Participant’s Compensation that is not being deferred, in a manner determined by the Company, the Participant’s share of FICA and other employment taxes on such amount, or (b) to the extent permitted by Section 409A, the Committee may accelerate the payment of Compensation deferred by the Participant in order to pay such taxes.

8.5	Clawback. Notwithstanding any provision in this Plan to the contrary, amounts paid or payable under this Plan shall, to the extent applicable, be subject to (a) the provisions of any clawback policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, and (b) any other clawback requirements under applicable law.

8.6	Expenses. The expenses of administering the Plan shall be borne by the Company.

8.7	Notices. Any notice required or permitted to be given hereunder to a Participant or Beneficiary will be properly given if delivered or mailed, postage prepaid, to the Participant or Beneficiary at his or her last post office address as shown in the Company’s records. Any notice to the Committee or the Company shall be properly given or filed upon receipt by the Committee or the Company at such address as may be specified from time to time by the Committee. Each individual entitled to a benefit under the Plan must file with the Company, in writing, his or her post office address and each change of post office address which occurs between the date of his or her Separation from Service and the date he or she ceases to be a Participant. Any communication, statement or notice addressed to such individual at his or her latest reported address will be binding upon such individual for all purposes of the Plan.

8.8	No Right to Continue Service. Nothing in the Plan, any Election Form or any other instrument evidencing amounts subject to the Plan shall interfere with or limit in any way the right of the Company, the Partnership or any of their respective Subsidiaries to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company, the Partnership or any of their respective Subsidiaries.

8.9	Amendment, Suspension or Termination. The Board may amend, suspend or terminate the Plan in whole or in part, at any time; provided, that no amendment, suspension or termination shall retroactively reduce any amounts allocated to a Participant’s Account.

8.10	Additional Board Authority. The Board or the Committee may, in its sole discretion, with respect to this Plan and all matters arising hereunder, take any action permitted under Treas. Reg. 1.409A-3(j) or any successor provision thereto, as such provisions may be amended from time to time, including without limitation, terminating or liquidating the Plan, whether or not in connection with a Change in Control, and providing that all amounts then-contained in Participant Accounts under the Plan shall be distributed to Participants upon, or as soon as practicable after, such termination or liquidation.

8.11	Governing Law. This Plan shall be construed, governed and administered in accordance with applicable provisions of the Code, ERISA and, to the extent not preempted by applicable federal law, the laws of the State of California, without regard to any conflict of laws principles thereof.

8.12	Release. Any payment to a Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release in a form prescribed by the Committee.

8.13	Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

8.14	Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

IN WITNESS WHEREOF, Digital Realty Trust, Inc. has caused the Plan to be executed on this 22nd day of October, 2013.

DIGITAL REALTY TRUST, INC.

By:	/s/ Ellen Jacobs

Name:	Ellen Jacobs
Title:	Senior Vice President, Human Resources and Corporate Services